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                           September 14, 2021

       Scott Morris
       General Counsel and Secretary
       Trilogy International Partners Inc.
       155 108 th Avenue NE, Suite 400
       Bellevue, WA 98004

                                                        Re: Trilogy
International Partners Inc.
                                                            Registration
Statement on Form F-3
                                                            Filed September 7,
202
                                                            File No. 333-259359

       Dear Mr. Morris:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Matthew
Derby, Staff Attorney, at (202) 551-3334 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Technology
       cc:                                              Joel Frank